Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE
dated as of October 9, 2012

by and among
CAL DIVE INTERNATIONAL, INC.,
as Issuer
THE SUBSIDIARY GUARANTORS PARTY HERETO
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
 as Trustee
to the

INDENTURE
 dated as of July 18, 2012

5.00% CONVERTIBLE SENIOR NOTES DUE 2017

This First Supplemental Indenture, dated as of April 26, 2013 (this "Supplemental Indenture"), is entered into by and among Cal Dive International, Inc., a Delaware corporation (the "Company"), each subsidiary guarantor under the Indenture referred to below (the "Subsidiary Guarantors"), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States, as trustee (the "Trustee"), under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of July 18, 2012 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of 5.00% Convertible Senior Notes due 2017 of the Company (the "Notes");
WHEREAS, it has come to the Company's attention that the last sentence of Section 11.03(a)(iii) in the Indenture, is defective, ambiguous and subject to competing interpretations, and therefore needs to be amended to avoid potential future confusion;
WHEREAS, the Company desires to amend the Indenture for the purpose of correcting the last sentence of Section 11.03(a)(iii) to eliminate the defects and ambiguity so that it reads in a manner consistent with the purposes of the Indenture;
WHEREAS, pursuant to Section 10.01(a) of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder in order to cure any ambiguity, omission, defect or inconsistency in the Indenture or in the Notes that does not adversely affect any Holder; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Subsidiary Guarantor and the Trustee mutually covenant and agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.  Defined Terms.  Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.
ARTICLE II
AMENDMENTS TO THE INDENTURE
Section 2.1.  Amendments.  The Indenture is hereby amended as follows:
(a)            The last sentence of Section 11.03(a)(iii) is deleted in its entirety and replaced with the following sentence:

Notwithstanding the foregoing or anything to the contrary herein, the Company shall not have the right to elect Physical Settlement in respect of the Notes surrendered for conversion on any Conversion Date (or on or after April 15, 2017, as the case may be) if the aggregate number of shares of the Common Stock to be delivered upon Physical Settlement in satisfaction of the Company's Conversion Obligation in respect of all Notes surrendered for conversion on such Conversion Date (or that would be delivered upon Physical Settlement if all Notes outstanding as of April 15, 2017 were surrendered for conversion, as the case may be) is greater than the Maximum Number of Underlying Shares.

ARTICLE III
MISCELLANEOUS
Section 3.1.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
Section 3.2.  Governing Law, etc.  This Supplemental Indenture shall be governed by the laws of the State of New York in accordance with and subject to the provisions set forth in Section 15.06 of the Indenture.
Section 3.3.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 3.4.  Ratification of Indenture; Supplemental Indenture Part of Indenture; Retroactive Effect.  Upon execution by each of the parties hereto, this Supplemental Indenture and the amendments set forth herein shall have retroactive application from and after July 18, 2012, the effective date of the Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and the Company, the Subsidiary Guarantors, the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.5.                          Duplicate and Counterpart Originals.  The parties may sign any number of copies of this Supplemental Indenture.  One signed copy is enough to prove this Supplemental Indenture.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.
Section 3.6.  Headings.  The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Executive Vice President, Chief Financial Officer and Treasurer

CDI RENEWABLES, LLC

By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Vice President, Chief Financial Officer and Treasurer

AFFILIATED MARINE CONTRACTORS, INC.

By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Vice President, Chief Financial Officer and Treasurer

CAL DIVE OFFSHORE CONTRACTORS, INC.

By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Vice President, Chief Financial Officer and Treasurer

FLEET PIPELINE SERVICES, INC.

By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Vice President, Chief Financial Officer and Treasurer

GULF OFFSHORE CONSTRUCTION, INC.

By:	/s/ Brent D. Smith
Name:	Brent D. Smith
Title:	Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Vice President